Exhibit 4.4

NIQ GLOBAL INTELLIGENCE PLC

SHAREHOLDERS’ AGREEMENT

Dated as of    , 2025

i

SHAREHOLDERS’ AGREEMENT

This SHAREHOLDERS’ AGREEMENT (this “Agreement”) of NIQ Global Intelligence plc (the “Company”) is entered into as of the  th day of    , 2025 by and among:

(a)	the Company,

(b)	AI Global Investments (Netherlands) PCC Limited,

(c)	Nürnberg Institut für Marktentscheidungen e.V.,

(d)	Acceleratio Topco S.C.A., and

(e)	such other Permitted Transferees who from time to time become party hereto by executing a counterpart signature page hereof.

WHEREAS, on the date hereof, the Company, AI PAVE Dutchco I, B.V. (the “Predecessor”), Nürnberg Institut für Marktentscheidungen e.V. (the “NIM Shareholder”), Acceleratio Topco S.C.A. (the “KKR Shareholder”), AI Global Investments (Netherlands) PCC Limited (the “AI Global Shareholder”), AI PAVE (Luxembourg) Management & Cy SCSp, and PAVENTURES II, LLC have entered into a Contribution Agreement (the “Contribution Agreement”), pursuant to which each of the Advent Shareholder, the NIM Shareholder, the KKR Shareholder, AI PAVE (Luxembourg) Management & Cy SCSp, and PAVENTURES II, LLC exchanged shares of the Predecessor for ordinary shares, nominal value $0.00001, of the Company (the “Ordinary Shares”);

WHEREAS, following the transactions contemplated by the Contribution Agreement, the Predecessor became a wholly owned direct subsidiary of the Company;

WHEREAS, on the date hereof, the Company has priced an initial public offering (the “Initial Public Offering”) of its ordinary shares, pursuant to an underwriting agreement dated as of the date hereof;

WHEREAS, the parties to that certain Second Amended and Restated Shareholders Agreement of the Predecessor, dated as of July 10, 2023 (the “Predecessor Agreement”), desire to enter into this Agreement, for the purpose of regulating certain relationships of the Shareholders with regard to the Company and agreeing that certain terms of the Predecessor Agreement shall be binding on and assumed by the Company.

NOW, THEREFORE, in consideration of the mutual promises, representations, warranties, covenants and conditions set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Certain Matters of Construction. In addition to the definitions referred to or set forth below in this Article I:

(a) The words “hereof,” “herein,” “hereunder” and words of similar import shall, unless the context requires otherwise, refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof;

(b) All notices, demands, requests, statements, certificates and other documents and communications related to this Agreement shall be in English;

(c) References to Sections and Articles refer to Sections and Articles of this Agreement;

(d) Definitions shall be equally applicable to both nouns and verbs and the singular and plural forms of the terms defined;

(e) The masculine, feminine and neuter genders shall each include the others;

(f) The words “business day” shall mean each day other than a Sunday, Saturday or a day that is a public holiday or statutory holiday in New York, New York (USA), Dublin, Ireland, Luxembourg, Grand Duchy of Luxembourg, or Nuremberg, Germany;

(g) When calculating the period of time before which, within which or following which any act is to be done, notice given or step taken pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded. If the last day of such period is not a business day, the period in question shall end on the next succeeding business day;

(h) The word “including” or any variation thereof means (unless the context of its usage otherwise requires) “including, without limitation” and shall not be construed to limit any general statement that such word follows to the specific or similar items or matters immediately following such word;

(i) The word “or” shall not be exclusive (i.e., “or” shall mean “and/or”);

(j) Any reference in this Agreement to “Persons” shall be read to refer to the singular, if applicable;

(k) The word “any” shall mean “any and all”;

(l) The word “foreign” shall mean “non-U.S.”;

(m) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

1.2 Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

“Advent” means Advent International, L.P.

“Advent Consulting Services” shall have the meaning set forth in Section 2.2(b).

“Advent Funds” shall mean the investment funds managed or advised by Advent or an Affiliate thereof, which hold equity interests, directly or indirectly, in any of the AI Global Shareholders.

“Affiliates” means, as to any Person, any other Person which, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. As used in this definition, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise. For the avoidance of doubt, for the purposes of this Agreement, (i) no portfolio company (as such term is commonly understood in the private equity industry) or investment of KKR or any of its Affiliates or of any investment fund or investment vehicle managed or advised thereby shall be deemed to be an “Affiliate” of any KKR Shareholder, (ii) no other portfolio company (as such term is commonly used in the private equity industry) or investment of Advent or any of its Affiliates or any investment fund or investment vehicle managed or advised thereby shall be deemed an “Affiliate” of any AI Global Shareholder, and (iii) the Company and its Subsidiaries shall not be deemed to be an “Affiliate” of any Shareholder.

“Agreement” shall have the meaning set forth in the first paragraph of this Agreement and shall include the Exhibits and Annexes hereto.

“AI Global Shareholders” shall mean AI Global Investments (Netherlands) PCC Limited and its Permitted Transferees, as evidenced by an executed counterpart to this Agreement indicating that such Permitted Transferee shall be an AI Global Shareholder.

“Board of Directors” means the Board of Directors of the Company.

“Company” shall have the meaning set forth in the recitals.

“Designated Consent Rights” means the rights set forth in Section 2.2(a), 2.2(b), 2.2(c) and 2.2(d).

“KKR” means Kohlberg Kravis Roberts & Co. L.P.

“KKR Funds” shall mean the investment funds managed or advised by KKR or an Affiliate thereof, which hold equity interests, directly or indirectly, in the KKR Shareholders.

“KKR Shareholders” shall mean (a) Acceleratio Topco S.C.A. and (b) its Permitted Transferees, as evidenced by an executed counterpart to this Agreement indicating that such Permitted Transferee shall be a KKR Shareholder.

“Memorandum and Articles of Association” shall mean the governing Memorandum and Articles of Association of the Company (as may be amended from time to time in accordance with its terms and this Agreement).

“NIM” shall mean Nürnberg Institut für Marktentscheidungen e.V.

“NIM Shareholders” shall mean (a) Nürnberg Institut für Marktentscheidungen e.V. and (b) its Permitted Transferees, as evidenced by an executed counterpart to this Agreement indicating that such Permitted Transferee shall be a NIM Shareholder.

“Permitted Transfer” shall mean a Transfer of Shares by (i) any AI Global Shareholder to any Affiliate of such AI Global Shareholder, (ii) any NIM Shareholder to any Affiliate of such NIM Shareholder or (iii) any KKR Shareholder to any Affiliate of such KKR Shareholder; provided, that in the case of the foregoing clauses (i), (ii) and (iii), (A) the AI Global Shareholder, the NIM Shareholder or the KKR Shareholder, as applicable, transferring such Shares retains exclusive power to exercise all rights under this Agreement and retains a proxy or other power to vote the Shares that are transferred and (B) in all cases the AI Global Shareholder, the NIM Shareholder or the KKR Shareholder, as applicable, transferring such Shares provides written notice to the Company and the other of the AI Global Shareholders, the NIM Shareholders and the KKR Shareholders, as applicable, at least five (5) business days prior to such Transfer;

“Permitted Transferee” shall mean any Person who shall have acquired and who shall hold Shares pursuant to a Permitted Transfer.

“Person” shall mean any individual, partnership, corporation, association, limited liability company, trust, joint venture, unincorporated organization or entity, or any government, governmental department or agency or political subdivision thereof.

“Predecessor Agreement” shall have the meaning set forth in the recitals.

“Shares” shall mean all issued Ordinary Shares of the Company.

“Shareholders” shall mean, collectively, the AI Global Shareholders, the NIM Shareholders and the KKR Shareholders.

“Special Consent Rights” means the rights set forth in Section 2.2(e), 2.2(f) and 2.2(g).

“Subsidiary” with respect to any entity (the “Parent”) shall mean any corporation, limited liability company, company, firm, association or trust of which such Parent, at the time in respect of which such term is used, (a) owns directly or indirectly more than fifty percent (50%) of the equity, membership interest or beneficial interest, on a consolidated basis, or (b) owns directly or controls with power to vote, directly or indirectly through one or more Subsidiaries, shares of the equity, membership interest or beneficial interest having the power to elect more than fifty percent (50%) of the directors, trustees, managers or other officials having powers analogous to that of directors of a corporation. Unless otherwise specifically indicated, when used herein the term Subsidiary shall refer to a direct or indirect Subsidiary of the Company.

“Third Party” shall mean any Person other than the Company and its Subsidiaries.

“Transfer” shall mean to transfer, sell, assign, pledge, hypothecate, give, create a security interest in or lien on, place in trust (voting or otherwise), assign or in any other way encumber or dispose of (including any deprivation or divestiture of any right, title or interest), directly or indirectly (including transfer of equity ownership in a Shareholder or any direct or indirect owner thereof), voluntarily or involuntarily, and whether or not by operation of law or for value, pursuant to judicial process, for value or otherwise, any Shares. For the avoidance of doubt, any transfer, sale, assignment, pledge, hypothecation, grant, creation of security interest in or lien on, placement in trust, assignment or, in any other way, any encumbrance or disposition of the equity interests of a Shareholder shall be deemed a Transfer of a proportionate percentage of the Shares held by such Shareholders immediately prior thereto. As an illustration, if five percent (5%) of the equity interest in a Shareholder is transferred, directly or indirectly, such transfer shall be deemed a Transfer by such Shareholder of five percent (5%) of the Shares it holds. Notwithstanding anything to the contrary herein, a transfer, sale, assignment, pledge, hypothecation, grant, creation of security interest in or lien on, placement in trust, assignment or, in any other way, any encumbrance or disposition, directly or indirectly, by (i) a limited partner of any of the Advent Funds or the KKR Funds of any of such limited partner’s limited partnership interests or (ii) any equity co-investor or separately managed account that holds a direct or indirect passive, minority equity interest in any of the AI Global Shareholders or the KKR Shareholders (for the avoidance of doubt, which shall not include any Advent Fund or any KKR Fund) of any of such direct or indirect passive, minority equity interest, in each case to or in favor of any other Person shall not be deemed to be a Transfer of Shares hereunder.

ARTICLE II

GOVERNANCE

2.1 Board Rights. Each Shareholder shall vote on all Shares owned by such Shareholder and the Shareholders and the Company shall take all other necessary action to cause the Board of Directors to include the following:

(a) for so long as the NIM Shareholders hold at least 50% of the Shares held by the NIM Shareholders as of the date hereof (for the avoidance of doubt, disregarding any dilution from any primary issuance of shares in the Initial Public Offering and disregarding any subsequent share split, share combination, share reclassification or other similar modification to the Ordinary Shares as of the date hereof), then up to one (1) member (the “NIM Board Representative”) and up to one (1) additional non-voting board observer nominated by the NIM Shareholders; and

(b) for so long as the KKR Shareholders hold at least 50% of the Shares held by the KKR Shareholders as of the date hereof (for the avoidance of doubt, disregarding any dilution from any primary issuance of shares in the Initial Public Offering and disregarding any subsequent share split, share combination, share reclassification or other similar modification to the Ordinary Shares as of the date hereof), then up to one (1) member (the “KKR Board Representative”) nominated by the KKR Shareholders.

2.2 Matters Requiring Specific Shareholder Approval. The Company shall not, and the Company shall cause its Subsidiaries not to, and each Shareholder shall take all action, including by vote (whether at a meeting or by written consent in lieu thereof) of all Shares now owned or hereafter acquired by him, her or it, to cause the Company and its Subsidiaries not to, take any of the following actions, directly or indirectly, without the prior written consent of (i) the NIM Shareholders, for so long as the NIM Shareholders continue to hold at least 50% of the Shares held by the NIM Shareholders as of the date hereof (for the avoidance of doubt, disregarding any dilution from any primary issuance of shares in the Initial Public Offering and disregarding any subsequent share split, share combination, share reclassification or other similar modification to the Ordinary Shares as of the date hereof), and (ii) the KKR Shareholders, for so long as the KKR Shareholders continue to hold at least 50% of the Shares held by the KKR Shareholders as of the date hereof (for the avoidance of doubt, disregarding any dilution from any primary issuance of shares in the Initial Public Offering and disregarding any subsequent share split, share combination, share reclassification or other similar modification to the Ordinary Shares as of the date hereof):

(a) non-pro rata distributions, dividends or redemptions of Shares by the Company;

(b) agreements or transactions between the Company or any of its Subsidiaries, on the one hand, and the AI Global Shareholders or any of their Affiliates, employees or operating partners, on the other hand, that are not on an arm’s length basis; provided, that the terms and conditions of any consulting, advisory or similar services provided by Advent, or its Affiliates, employees or operating partners in a manner consistent with past practice to the Company or any of its Subsidiaries (“Advent Consulting Services”) shall be deemed to be on an arm’s length basis; provided, further, that (v) no fee or other consideration of any kind (other than reimbursement of reasonable out-of-pocket expenses or payments in respect of indemnification or similar obligations) shall be paid or payable by the Company or any of its Subsidiaries for any Advent Consulting Services (other than the payment of fees and expenses of operating partners consistent in all material respects with past practices of the Company and its Subsidiaries) and (w) all other third party advisors that provide any legal, financial, tax, consulting, valuation or other services for the benefit of the Company or any of its Subsidiaries shall, to the extent reasonably practical, be engaged directly by the Company or any such Subsidiary (and not by Advent or its Affiliates, employees or operating partners) unless requested by the Company or any such Subsidiary; provided that, the Company shall use reasonable efforts to (x) provide written notice (email being sufficient) of any such engagement by Advent or its Affiliates to the NIM Shareholders and the KKR Shareholders following any such engagement and (y) if requested in writing by the NIM Shareholders or the KKR Shareholders (email being sufficient), provide a list of any such engagements that are in effect as of such request and (z) if requested in writing by the NIM Shareholders or the KKR Shareholders (email being sufficient), provide a copy of the underlying engagement letter in connection with any such engagement;

(c) amendments to this Agreement or the Memorandum and Articles of Association or the organizational documents of any Subsidiary of the Company that disproportionately and adversely affect the rights or that disproportionately increase the obligations of the NIM Shareholders or the KKR Shareholders, as applicable, as compared to the AI Global Shareholders (including with respect to tax consequences); provided, however, that no such amendment may impose any additional financial obligations on the NIM Shareholders or the KKR Shareholders (including by way of any additional or increased capital commitment or contribution or requirement to lend money to the Company or its Subsidiaries), as applicable, unless and until approved by such Shareholder;

(d) reorganizations, restructurings, recapitalizations or other similar changes to the structure of the Company and its Subsidiaries that disproportionately and adversely affect the rights or that disproportionately increase the obligations of the NIM Shareholders or the KKR Shareholders, as applicable, as compared to the AI Global Shareholders (including with respect to tax consequences); provided, however, that no such reorganization, restructuring, recapitalization or other similar changes to the structure of the Company or its Subsidiaries may impose any additional financial obligations on the NIM Shareholders or the KKR Shareholders (including by way of any additional or increased capital commitment or contribution or requirement to lend money to the Company or its Subsidiaries), as applicable, unless and until consented to in writing by such Person;

(e) prior to July 10, 2026, any closure of or relocation of, or meaningful reduction in the number of employees located at, the Nuremberg campus of GfK SE;

(f) prior to July 10, 2026, any cessation or meaningful reduction (on a product level) of the use of the GfK brand and trade name or any action that would reasonably be expected to materially impair the GfK brand and trade name; or

(g) prior to July 10, 2026, any sale or other disposition (including winding up or closure) of the Company’s market intelligence or consumer panel business (other than as required by applicable law).

For the avoidance of doubt, each of the consent rights set forth in clauses (a) through (g) of this Section 2.2 shall operate independently and shall not be deemed to be subsumed within any of the other consent rights or any other provision of this Agreement.

Without limitation to the foregoing, the Company shall, and the Company shall cause its Subsidiaries to, and each Shareholder shall take all action, including by vote (whether at a meeting or by written consent in lieu thereof) of all Shares now owned or hereafter acquired by him, her or it, to cause the Company and its Subsidiaries to, amend the organizational documents of the Company and its Subsidiaries and adopt all other resolutions, policies and procedures to the extent necessary or appropriate to give legally binding effect to the provisions of this Section 2.2 as may be reasonably requested by the NIM Shareholders or the KKR Shareholders. The Company may, and may cause its Subsidiaries to, further amend their respective organizational documents from time to time, so long as any such amendment does not change any right of the NIM Shareholders or the KKR Shareholders set forth in such organizational documents. The Parties acknowledge and agree that the organizational documents of the Company or its Subsidiaries shall not expand, modify or limit the rights of the KKR Shareholders or the NIM Shareholders, or their respective Affiliates, set forth in this Agreement.

2.3 Deemed Specific Shareholder Approval. The prior written consent of the NIM Shareholders or KKR Shareholders, as applicable, to any of the actions set forth in Section 2.2 shall be deemed to have been provided if the NIM Board Representative or the KKR Board Representative, respectively, votes in favor of such action at a meeting of the Board of Directors or otherwise consents to such action in a written consent of the Board of Directors.

2.4 Transferrable Rights. The rights of the NIM Shareholders and the KKR Shareholders set forth in Sections 2.1 and 2.2 (the “Transferrable Rights”) shall be transferrable to any Permitted Transferee, provided, that the rights set forth in Section 2.1 will apply (x) to the NIM Shareholders only for so long as the NIM Shareholders hold at least 50% of the Shares of the Company held by the NIM Shareholders as of the date hereof (for the avoidance of doubt, disregarding any dilution from any primary issuance of shares in the Initial Public Offering and disregarding any subsequent share split, share combination, share reclassification or other similar modification to the Ordinary Shares as of the date hereof) and (y) to the KKR Shareholders only for so long as the KKR Shareholders or their transferee, as applicable, would hold 5.0% or more of the equity interests of the Company (for the avoidance of doubt, disregarding any dilution from any primary issuance of shares in the Initial Public Offering and disregarding any subsequent share split, share combination, share reclassification or other similar modification to the Ordinary Shares as of the date hereof). For the avoidance of doubt, the Transferable Rights may be reflected in the operative language of any relevant definitive documentation in a manner that departs from the manner set forth in this Agreement, so long as the relevant rights are not adversely impaired.

ARTICLE III

MISCELLANEOUS

3.1 Fees. None of the Shareholders or any of their respective Affiliates will charge the Company or any of its Subsidiaries any transaction, advisory, management or other fee of any kind; provided, that the Company may pay or reimburse the out-of-pocket expenses (including commercial air travel and other reasonable travel related expenses) actually incurred by Advent or its Affiliates, employees or operating partners that are reasonably incurred on behalf of, or for the benefit of, the Company or its Subsidiaries in connection with the provision of the Advent Consulting Services, but for the avoidance of doubt, the Company shall not pay Advent or any of its Affiliates, employees or operating partners any fees or other compensation of any kind for any Advent Consulting Services (other than the payment of fees and expenses of operating partners consistent in all material respects with past practices of the Company and its Subsidiaries). All third party advisors that provide any legal, financial, tax, consulting, valuation or other services for the benefit of the Company or any of its Subsidiaries shall, to the extent practical, be engaged directly by the Company or such Subsidiary on terms and conditions acceptable to and approved by the Company or such Subsidiary, unless otherwise requested by the Company or such Subsidiary; provided that, the Company shall use reasonable efforts to (x) provide written notice (email being sufficient) of any such engagement by Advent or its Affiliates to the NIM Shareholders and the KKR Shareholders following any such engagement, (y) if requested in writing by the NIM Shareholders or the KKR Shareholders (email being sufficient), provide a list of any such engagements that are in effect as of such request and (z) if requested in writing by the NIM Shareholders or the KKR Shareholders (email being sufficient), provide a copy of the underlying engagement letter in connection with any such engagement.

3.2 No Partnership or Agency. Nothing in this Agreement shall constitute or be deemed to constitute a partnership or agency relationship between the parties to this agreement, and other than as expressly provided in this Agreement, no party to this Agreement will be entitled to bind or commit any other party.

3.3 Remedies. Except as otherwise provided in this Agreement, each party hereby excludes or irrevocably waives its right to rescind, suspend, nullify, amend or terminate or otherwise cancel this Agreement in whole or in part and each party hereby excludes or irrevocably waives such rights arising under Irish law, to the extent applicable.

3.4 Special Remedies. The parties to this Agreement acknowledge and agree that the covenants of the Company and the Shareholders set forth in this Agreement may be enforced (in equity by a decree or by a judgment) by requiring specific performance. In the event of a breach of any material provision of this Agreement, the aggrieved party shall be entitled to institute and prosecute a proceeding to enforce specific performance of such provision, as well as to obtain damages for breach of this Agreement. Such remedies shall be cumulative and non-exclusive and shall be in addition to any other rights and remedies the parties may have under this Agreement or otherwise.

3.5 Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties, and as of the date hereof supersedes all prior agreements and all other arrangements and communications, whether oral or written, with respect to the subject matter hereof and thereof. By signing this agreement, the aforementioned parties shall no longer have any rights or obligations under the Predecessor Agreement. With effect as from the date of this Agreement, those parties grant each other full and final discharge with respect to their rights and obligations under the Predecessor Agreement. Any amendments, modifications, supplements, restatements to or waivers of, or the termination of, this Agreement shall require the consent of the Company and the Advent Shareholder; provided, without limitation to Section 2.2(c), any such amendment, modification, supplement, restatement, waiver or termination that would have a materially adverse effect on the NIM Shareholders or the KKR Shareholders, if such adverse effect would be borne solely by the NIM Shareholders or the KKR Shareholders, shall also require the written consent of the NIM Shareholders or the KKR Shareholders, as the case may be, holding a majority of the Shares held by the NIM Shareholders or the KKR Shareholders, as applicable, it being understood that any adverse change to any specific right of the NIM Shareholders or the KKR Shareholders, as the case may be, expressly set forth in this Agreement shall be deemed to have such a material adverse effect.

3.6 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, the invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so more narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

3.7 Notices. All notices or other communications required or permitted to be given hereunder shall be in writing and shall be delivered in the manner specified herein or, in the absence of such specification, shall be deemed to have been duly given (i) seven (7) days after mailing by certified mail, when delivered by hand, upon confirmation of receipt by telecopy or email, (ii) one (1) business day after sending by overnight delivery service or (ii) on the same business day if sent during business hours (local time where received) otherwise on the next business day if sent by email, to the respective addresses of the parties set forth below:

(a)	For notices and communications to the Company to:

c/o NIQ Global Intelligence plc

200 West Jackson Boulevard

Chicago, Illinois 60606

Attention: John Blenke

Email:    [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Craig Marcus; Thomas Fraser

E-mail:   [***]

(b)	For notices and communications to the AI Global Shareholder to:

c/o Advent International, L.P.

800 Boylston Street

Boston, Massachusetts 02199

Attention:  S. Christopher Egan; Amanda M. Morrison

Email:    [***]

with a copy (which shall not constitute notice) to:

Ropes & Gray LLP

800 Boylston Street

Boston, MA 02199

Attention: Christian Westra

E-mail:  [***]

191 North Wacker Drive, 32nd Floor

Chicago, IL 60606

Attention: Matthew Richards

Email:    [***]

(c)	for notices and communications to the NIM Shareholders to:

c/o NIM e.V.

Steinstrasse 21

90419 Nürnberg

Attention: Ralf Klein-Bölting, President

 Dr. Martin Golücke, Vice-President

 Manfred Scheske, Honorary President

Email: [***]

with a copy to (which shall not constitute notice):

Baker & Hostetler LLP

45 Rockefeller Plaza

New York, NY 10111

Attention: Scott Weiser

Email:    [***]

and

Baker & Hostetler LLP

2850 North Harwood Street Suite 1100

Dallas, TX 75201

Attention: Ryan D. Gorsche

Email:    [***]

and

Fieldfisher

Grünstraße 15, 40212

Düsseldorf, Germany

Attention: Dr. Susanne Rückert

Email:   [***]

(d)	for notices and communications to the KKR Shareholders to:

c/o Acceleratio Topco S.C.A.

2, rue Edward Steichen

L-2540 Luxembourg

Attention: Mr. Kristian Jensen

Email: [***]

and:

Franziska Kayser, Managing Director

Julien Lo, Principal

Kohlberg Kravis Roberts & Co. Partners LLP

Email: [***]

with a copy to (which shall not constitute notice):

Simpson Thacher & Bartlett LLP

425 Lexington Avenue

New York, NY 10017

Attention: Mark Pflug

Email:   [***]

By notice complying with the foregoing provisions of this Section 3.6, each party shall have the right to change the mailing address or email address for future notices and communications to such party.

3.8 Binding Effect; Assignment. This Agreement, and subject to the provisions of Section 3.4 any amendment, modification, supplement, restatement, waiver or termination thereto, shall be binding upon and inure to the benefit of the parties hereto and to their respective transferees, successors and assigns; provided, however, that no right or obligation under this Agreement may be assigned except as expressly provided herein, it being understood that (a) the Company’s rights hereunder may be assigned by the Company to any corporation which is the surviving entity in a merger, consolidation or like event involving the Company and (b) the rights of the NIM Shareholders and KKR Shareholders may only be assigned pursuant to a Permitted Transfer. An assignment by an assignor to an Affiliate of such assignor shall not relieve such assignor of its obligations hereunder. An assignment by an assignor to an un-Affiliated third party shall relieve such assignor of its obligations hereunder to the extent such third party assumes in writing such obligations.

3.9 Governing Law. This Agreement and the documents to be entered into pursuant to it shall be exclusively governed by and construed in accordance with Irish law. Any matter, claim or dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, is to be governed by and determined in accordance with Irish law.

3.10 Recapitalizations, Exchanges, Etc.. The provisions of this Agreement shall apply to the fullest extent set forth herein with respect to Shares, to any and all shares of capital stock of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets or otherwise) which may be issued in respect of, in exchange for, or in substitution of the Shares, by reason of a stock dividend, stock split, stock issuance, reverse stock split, combination, recapitalization, reclassification, merger, consolidation or otherwise, in all cases subject to Section 2.2(d).

3.11 Action Necessary to Effectuate the Agreement. The parties hereto agree to take or cause to be taken all such corporate and other action as may be reasonably necessary to effect the intent and purposes of this Agreement.

3.12 Other Business Opportunities. The Company and each of the Shareholders agree that:

(a) none of the AI Global Shareholders, NIM Shareholders, the KKR Shareholders and their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Company, and their respective Affiliates (collectively, “Exempted Persons”), shall be restricted under the terms hereof from engaging in or possessing an interest in another business venture (connected or unconnected with the Company or its Subsidiaries) of any kind and description, independently or with others, and none of the Exempted Persons shall be required to offer or make available any such opportunity to the Company or its Subsidiaries. The Company and its Subsidiaries shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement;

(b) to the fullest extent permitted by law, the doctrine of corporate opportunity and any analogous doctrine shall not apply to any of the Exempted Persons, and the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities that are from time to time presented to any of the Exempted Persons; and

(c) to the fullest extent permitted by law, each of the Exempted Persons who acquires knowledge of a potential circumstance, transaction, agreement, arrangement or other matter that may be an opportunity for the Company or its Subsidiaries shall not (i) have any duty to communicate or offer such opportunity to the Company or its Subsidiaries and (ii) shall not be liable to the Company, its Subsidiaries or to the other Shareholders because such Exempted Person pursues or acquires for, or directs such opportunity to, itself or another Person or does not communicate such opportunity or information to the Company or its Subsidiaries.

(d) The provisions of this Section 3.11 shall survive until such time as the Company is liquidated or dissolved and ceases to exist as a matter of applicable law.

3.13 Non-Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, by its acceptance hereof, each of the Company (on behalf of itself and its Subsidiaries) and each Shareholder acknowledges and agrees that (a) no recourse hereunder or under any documents or instruments delivered in connection herewith may be had against any Affiliate of a Shareholder, any direct or indirect holder of any equity interests or securities of a Shareholder (whether such holder is a limited or general partner, member, Shareholder or otherwise), or any direct or indirect director, officer, employee, partner, Affiliate, member, controlling person or representative of any Shareholder, any Affiliate of a Shareholder or any such direct or indirect holder of equity interest or securities of a Shareholder (any such person or entity, a “Related Person”), whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever shall attach to, be imposed on or otherwise be incurred by Related Persons under this Agreement or any documents or instruments delivered in connection herewith for any claim based on, in respect of or by reason of such obligations or by their creation.

3.14 No Waiver. Except as otherwise provided in this Agreement, no omission, delay or prior course of dealing on the part of any party in exercising any right or remedy under this Agreement or by law shall be construed as a waiver thereof or of any other right or remedy, nor shall prejudice or impair any further exercise of such or any other right or remedy. Any single or partial exercise of any right or remedy under this Agreement or by law shall not preclude the further or any future exercise thereof or of any other right or remedy. A waiver of any right or remedy under this Agreement shall only be effective if given in writing and executed by or on behalf of the party giving the waiver, and shall not be deemed a waiver of any right or remedy in respect of any subsequent breach or default. No waiver of or consent to any departure from any provision of this Agreement shall be effective unless signed in writing by the party entitled to the benefit thereof.

3.15 Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument, and all signatures need not appear on any one counterpart.

3.16 Headings. All headings and captions in this Agreement are for purposes of reference only and shall not be construed to limit or affect the substance of this Agreement.

3.17 Third Party Beneficiaries. This Agreement is concluded for the benefit of the parties and their respective successors and permitted assigns, and nothing in this Agreement is intended to or implicitly confers upon any other Person any right, benefit or remedy of any nature whatsoever, except to the extent explicitly stated in this Agreement.

3.18 Consent to Jurisdiction. The parties hereto agree that any dispute arising out of or in connection with this Agreement, whether contractual or non-contractual, shall be exclusively submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three (3) arbitrators appointed in accordance with said Rules. An arbitration proceeding hereunder shall be conducted in Dublin, Ireland and shall be conducted in the English language. The seat of arbitration shall be Dublin, Ireland. This arbitration agreement is exclusively governed by Irish law. Notwithstanding the aforementioned, any action for interim measures, including protective measures and injunctive relief, available under Irish law may be brought before the Chamber for International Commercial Matters (NCC) of the competent court in Dublin, Ireland and in the English language.

3.19 Indemnification. On or prior to the date of this Agreement, the Company shall obtain customary director and officer indemnity insurance on commercially reasonable terms. On or prior to the date of this Agreement, the Company shall execute and deliver to each Director serving on the Board of Directors as of the date hereof an indemnification agreement. From and after the date hereof, concurrently with or prior to any NIM Board Representative or KKR Board Representative joining the Board, the Company shall execute and deliver to each such NIM Board Representative or KKR Board Representative a director indemnification agreement.

3.20 Representations and Warranties. Each of the parties to this Agreement hereby represents and warrants to each other party to this Agreement that as of the date such party executes this Agreement:

(a) Such party has the power and authority to enter into this Agreement and to carry out its obligations hereunder. Such party (other than any party that is an individual) is duly organized and validly existing under the laws of its jurisdiction of organization, and the execution of this Agreement, and the consummation of the transactions contemplated herein, have been authorized by all necessary action, and no other act or proceeding on its part is necessary to authorize the execution of this Agreement or the consummation of any of the transactions contemplated hereby. This Agreement has been duly executed by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

(b) The execution and delivery by such party of this Agreement and the performance of its obligations hereunder does not and will not (i) conflict with, or result in the breach of any provision of the constitutive documents of such party; (ii) result in any violation, breach, conflict, default or event of default (or an event which with notice, lapse of time, or both, would constitute a default or event of default), or give rise to any right of acceleration or termination or any additional payment obligation, under the terms of any contract, agreement or permit to which such party is a party or by which such party’s assets or operations are bound or affected; or (iii) violate any law applicable to such party.

(c) Other than as expressly required herein and any consents which have already been obtained, no consent, waiver, approval, authorization, exemption, registration, license or declaration is required to be made or obtained by such party in connection with (i) the execution, delivery or performance of this Agreement or (ii) the consummation of any of the transactions contemplated herein.

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IN WITNESS WHEREOF, each of the Company and the Shareholders has duly executed this Agreement (or caused this Agreement to be executed on its behalf by its duly authorized officer or representative) as of the date first above written.

THE COMPANY:

NIQ GLOBAL INTELLIGENCE PLC

By:
Name:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

ADVENT SHAREHOLDER:

AI GLOBAL INVESTMENTS (NETHERLANDS) PCC LIMITED—PAVE CELL

By:
Name:
Title:

[SIGNATURE PAGE TO SHAREHOLDERS AGREEMENT]

NIM SHAREHOLDER:

NÜRNBERG INSTITUT FÜR MARKTENTSCHEIDUNGEN E.V.

By:
Name:
Title:

By:
Name:
Title:

KKR SHAREHOLDER:

ACCELERATIO TOPCO S.C.A

By:
Name:
Title: